EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 4, 2016 (except for the 2015 Restatement described in Note 1 and the effects thereof, as to which the date is April 27, 2016) with respect to the consolidated financial statements and our report dated March 4, 2016 (except for the material weakness discussed in Management’s Report on Internal Control over Financial Reporting, as to which the date is April 27, 2016) with respect to the internal control over financial reporting of U.S. Concrete, Inc. and Subsidiaries included in the Annual Report on Form 10-K/A for the year ended December 31, 2015, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

July 8, 2016